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                                                      EXHIBIT 7




                          AMENDMENT TO VOTING AGREEMENT

          THIS FIRST AMENDMENT TO VOTING AGREEMENT (this "Amendment") is made as of November 1, 1996, by and among INTEK DIVERSIFIED CORPORATION, a Delaware corporation (the "Company"), SECURICOR COMMUNICATIONS LIMITED, a corporation formed under the laws of England and Wales ("Securicor"), SECURICOR RADIOCOMS LIMITED, a corporation formed under the laws of England and Wales ("Radiocoms"), SECURICOR INTERNATIONAL LIMITED, a corporation formed under the laws of England and Wales ("Securicor International"), SIMMONDS CAPITAL LIMITED, a corporation organized under the laws of Ontario ("Simmonds"), MIDLAND INTERNATIONAL CORPORATION, a corporation organized under the laws of Delaware ("MIC"), and ROAMER ONE HOLDINGS, INC., a corporation organized under the laws of Delaware ("ROH"), and amends the Voting Agreement by and among Securicor, Securicor Limited, Simmonds and Roamer, agreed to and acknowledged by the Company, and made the 18th day of June, 1996 (the "Voting Agreement"):


                                     Recital
                                     -------
          Whereas, each of the parties hereto desires to amend the Voting Agreement to provide that the shares of the Common Stock of the Company owned by the parties to the Voting Agreement will be voted as directed by the actual vote of shares not owned by such parties in connection with the transactions contemplated in the Stock Purchase Agreement between the Company and Securicor made the 18th day of June, 1996 (the "Stock Purchase Agreement").


                                   Agreements
                                   ----------
          NOW THEREFORE, the parties hereby agree to amend the Transaction Agreements as follows:

     1.   Amendment to the Voting Agreement.
          ---------------------------------
          (a)  Section 1 of the Voting Agreement, "Provisions Concerning
                                                   ---------------------
     Company Common Stock, be and hereby is amended and restated in full as
     --------------------
     follows:

               1.  Provisions Concerning Company Common Stock.
                   ------------------------------------------
                    (a) Each Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the termination of the Stock Purchase Agreement

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               in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder shall vote (or cause to be voted) the Shares held of record by such Stockholder on the date of such vote whether heretofore owned or hereafter acquired,
               (i) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Stock Purchase Agreement (after giving effect to any materiality or similar qualifications contained there-
               in); and (ii) except as otherwise agreed to in writing in advance by Securicor, against any actions that are prohibited pursuant to Section 6.2 of the Stock Purchase Agreement or that are intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially, adversely affect the transactions contemplated by this Agreement and the Stock Purchase Agreement.

                    (b) In addition, on or before November 30, 1996, each Stockholder shall execute and deliver to the Company a limited proxy (collectively, the "Proxies"), directing the Company to vote all of the Shares held of record by such Stockholder on the date of such vote, whether heretofore owned or hereafter acquired, with respect to all votes relating to the Stock Purchase Agreement, the transactions contemplated therein and the amendment to the Company's Restated Certificate of Incorporation required pursuant to section 7.1(f) of the Stock Purchase Agreement (each a "Directed Voting Proposal"), in the manner determined as follows:

                    (i) The Company shall first count the vote of the Common Stock held and actually voted at the Stockholders' Meeting by stockholders of the Company who are not parties to the Voting Agreement, but excluding abstentions and broker non-votes.

                    (ii) If a simple majority of the vote determined pursuant to subparagraph (i) of this Section 1(b) is in favor of adoption of a Directed Voting Proposal, the Company shall cast the vote of all of the shares represented by the Proxies in favor of such Directed Voting Proposal.

                    (iii) If a simple majority of the vote determined to
                          subparagraph (i) of this Section 1(b) is


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                          against adoption of a Directed Voting
                          Proposal, the Company shall cast the vote of all of the shares represented by the Proxies against adoption of such Directed Voting Proposal.


     2.   General Provisions.
          ------------------

          (a) Except as specifically amended hereby, the Voting Agreement shall continue in full force and effect.

          (b) This Amendment and the Voting Agreement, as amended hereby, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

          (d) This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single instrument.

          (e) The headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Amendment.

          IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

     INTEK DIVERSIFIED             SECURICOR COMMUNICATIONS LIMITED
       CORPORATION



     By: /s/ David Neibert         By /s/ M.G. Wilkinson
        ----------------------       ----------------------------
     Name: David Neibert           Name: M.G. Wilkinson
     Title: Executive Vice         Title: Director
            President
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     SIMMONDS CAPITAL LIMITED      SECURICOR RADIOCOMS LIMITED



     By: /s/ David O'Kell          By /s/ M.G. Wilkinson
        ----------------------       ----------------------------
     Name: David O'Kell            Name: M.G. Wilkinson
     Title: Secretary              Title: Director


     MIDLAND INTERNATIONAL         SECURICOR INTERNATIONAL LIMITED
       CORPORATION



     By: /s/ David O'Kell          By /s/ Nigel Griffiths
        ----------------------       ----------------------------
     Name: David O'Kell            Name: Nigel Griffiths
     Title: Secretary              Title: Director


     ROAMER ONE HOLDINGS, INC.



     By: /s/ Nicholas Wilson
        ----------------------
     Name: Nicholas Wilson
     Title: Chairman




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